Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2014, with respect to the consolidated financial statements of Zalicus Inc. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-195818) and related Prospectus of Zalicus Inc. for the registration of 170,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 2, 2014